Exhibit 10.12

                                    PREAMBLE

         This Exclusive License (hereinafter called "LICENSE") is made and entered into by and between the United States of America as represented by the Secretary of the Navy (hereinafter called "LICENSOR") and Universal Guardian Corporation incorporated in the State of Nevada, (hereinafter called "LICENSEE") having an address at 2424 S.E. Bristol Suite 330, Newport Beach, CA 92660.

         WITNESSETH:

         WHEREAS Title 35 of the United States Code, Section 207 authorizes Federal agencies to license their patents; and

         WHEREAS Title 37 of the Code of Federal Regulations, Chapter IV, Part 404 entitled "Licensing of Government Owned Inventions" sets forth the terms and conditions under which licenses may be granted; and

         WHEREAS the above-cited authorities provide that licensing of Government inventions will best serve the interests of the Federal Government and the Public when utilization of such inventions is promoted and such inventions are brought to practical application; and

         WHEREAS, LICENSOR has an assignment of title to the invention disclosed and claimed in United States Patent No. 6,145,441 issued on 14 Nov. 2000, for the Frangible Payload Dispensing Projectile; and

         WHEREAS LICNSOR has published in the Federal Register of 6/12/02 the availability of a LICENSE under U.S. Patent No. 6,145,441; and


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         WHEREAS LICENSEE has supplied LICENSOR with a plan for development and marketing of this invention and has expressed its intention to carry out this plan upon the granting of this LICENSE; and

         WHEREAS LICENSEE has agreed that any products embodying this invention or produced through the use of this invention for use or sale in the United States will be manufactured substantially in the United States; and

         WHEREAS LICENSOR has published in the Federal Register of 10/31/02, notice of its intention to grant this LICENSE under U.S. Patent No. 6,145,441 to LICENSEE and has provided the public with an opportunity for filing written objections; and

         WHEREAS LICENSOR has determined that:

         (A) The interest of the Federal Government and the public will best be served by the proposed LICENSE, in view of the LICENSEE'S intentions, plans, and ability to bring the invention described and claimed in U.S. Patent No. 6,145,441 to practical application or otherwise promote the invention's utilization by the public;

         (B) The desired practical application has not been achieved, or is not likely expeditiously to be achieved, under any nonexclusive LICENSE which has been granted, or which may be granted on the invention;

         (C) Exclusive licensing is a reasonable and necessary incentive to call forth the investment of risk capital and expenditures to bring the invention to practical application or otherwise promote the invention's utilization by the public;


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         (D) The proposed terms and scope of exclusivity are not greater than reasonably necessary to provide the incentive for bringing the invention to practical application or otherwise promote the invention's utilization by the public; and

         WHEREAS LICENSOR has not determined that the grant of this LICENSE will tend substantially to lessen competition or result in undue concentration in any section of the country in any line of commerce to which the technology to be licensed relates or to create or maintain other situations inconsistent with the antitrust laws; and

         WHEREAS LICENSOR has considered the capabilities of LICENSEE to bring the invention to practical application and has found that the LICENSEE is a responsible party for negotiating this LICENSE on terms and conditions most favorable to the public interest and that to grant this exclusive LICENSE would be in the public interest;

         NOW THEREFORE, in accordance with and to the extent provided by the aforementioned authorities and in consideration of the foregoing premises and of the covenants and obligations hereinafter set forth to be well and truly performed and other good and valuable consideration, the parties hereto agree to the foregoing and as follows:

                                    ARTICLE I
                                   Definitions

         The following definitions shall apply to the defined words where such words are used in this LICENSE:

         (a) The "licensed patent" means U.S. Patent 6,145,411 entitled "Frangible Payload Dispensing Projectile" issued 14 Nov. 2000 issued to Robert Woodall and Felipe Garcia.

         (b) The "licensed invention" means an invention claimed in U.S. Patent No. 6,145,441.

         (c) To "practice the licensed invention" means to make, use, and sell by or on behalf of LICENSEE or otherwise dispose of according to law any machine, article of manufacture, or composition of matter physically embodying or made according to the licensed invention;

         (d) "Practical application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine system, and, in each case under such conditions as to establish that a licensed invention is being utilized and that its benefits are to the extent permitted by law and Government regulations available to the public on reasonable terms;

         (e) A "royalty-bearing product" means any product defined by any claim of a licensed patent or made by a process or method claimed in the licensed patent;

         (f) "Gross sales" shall mean sales before expenses of the royalty-bearing product.

         (g) "United States" means the United States of America, its territories and possessions, the District of Columbia, and the Commonwealth of Puerto Rico.

         (h) A "grace period" is the period after October 1 of a calendar year and before January 1 of the following calendar year.

                                   ARTICLE II

                                  License Grant

         LICENSOR grants to LICENSEE an exclusive right and license to practice the licensed invention in the fields of military, state, county, local law enforcement, recreation and others where frangible payload dispensing technology can be commercialized for the life of the LICENSE commencing on the date of execution of this LICENSE by LICENSOR, which shall become the effective date of the LICENSE, and continuing until the expiration of U.S. Patent No. 6,145,411 unless the LICENSE is sooner modified or terminated in whole or in part.

         This LICENSE is nonassignable without written approval of LICENSOR except to the successor of that part of LICENSEE'S business to which the licensed invention pertains.

                                   ARTICLE III
                             LICENSEE'S Performance

         LICENSEE agrees to carry out the plan for development and marketing of the licensed inventions submitted with LICENSEE'S Application for License dated 10/9/02 to bring the licensed invention to practical application by 8/03 and LICENSEE will, thereafter, continue to make the benefits of the licensed invention reasonably accessible to the public for the remainder to the period of this LICENSE.

         LICENSEE agrees that during the duration of this LICENSE any products embodying a licensed invention for use or sale by LICENSEE or its sublicensees in the United States will be manufactured substantially in the United States.

         The LICENSEE shall pay to the LICENSOR a non-refundable licensing fee in the amount of five thousand dollars ($5,000.00) payable upon the execution of this LICENSE by LICENSEE. LICENSEE agrees to pay to LICENSOR one half of any licensing fee collected from any sublicensee. Payment will be made in the manner prescribed in Article IV.

         LICENSEE agrees to promptly report to LICENSOR any changes in mailing address, name or company affiliation during the period of this LICENSE and to promptly report discontinuance of LICENSEE'S making the benefits of this licensed invention reasonably accessible to the United States public.

                                   ARTICLE IV
                                    Royalties

         LICENSEE shall pay a royalty to LICENSOR of 1.5 percent (1.5%) of gross sales for each royalty-bearing product made, used, or sold by LICENSEE or its sublicensees in the United States.

         Royalties will not be paid on items sold directly to agencies of the U.S. Government or for known U.S. Government end use.

         Notwithstanding the provisions of the preceding paragraphs in this
Article IV, LICENSEE agrees to pay at least a minimum annual royalty of two thousand five hundred dollars ($2,500.00) for calendar year 2004, seven thousand five hundred dollars ($7,500.00) for calendar year 2005, fifteen thousand dollars ($15,000.00) for calendar year 2006, and twenty thousand ($20,000.00) for calendar year 2007 and for each calendar year thereafter throughout the period of the LICENSE. The minimum annual royalty for each calendar year shall be due and payable in advance on or before October 1 of the preceding year and will be credited as advance payment of royalties to accrue during the calendar year following payment. The minimum annual royalty payments will not be refunded in whole or in part.

         LICENSEE shall send to LICENSOR all royalties which accrue between 1 January and 31 December of each year by 1 March of the following year. A royalty report shall be included with each payment setting forth, the quantity and net selling price of each royalty-bearing product sold during the period covered by the report, to whom sold and the date of such sale, and the total amount of royalties being paid for that year. Royalty reports are due for each calendar year. The last royalty report is due no later than sixty (60) days after the expiration of this LICENSE.

         All payments due LICENSOR under this LICENSE shall be made payable to DFAS-CH DSSN 8347 and mailed to:

                  Deputy Counsel (Intellectual Property)
                  Office of Naval Research
                  ONR OOCCIP, ONR OOCC Room 207
                  800 North Quincy Street
                  Arlington, Virginia 22217-5660

         LICENSEE agrees to make and keep full, accurate and complete books and records, as are necessary to establish its compliance with this Article IV.

         LICENSEE agrees that LICENSOR may, if LICENSOR so desires at a future time or times, have a duly authorized agent of representative on LICENSOR'S behalf, inspect, check or verify all such books and records either at LICENSEE'S business premises or at a place mutually agreed upon by LICENSEE and LICENSOR.

                                    ARTICLE V
                        Patent Marking and Nonendorsement

         LICENSEE hereby agrees to mark each product manufactured or sold under this LICENSE (or when the character of the product precludes marking, the package containing any such product) with the notation "Licensed from U.S. Navy under U.S. Patent No. 6,145,411." LICENSEE agrees not to create the appearance that LICENSOR endorses LICENSEE'S business or products.

                                   ARTICLE VI
                         Representations and Warranties

         LICENSOR makes no representation or warranty as to validity of U.S. Patent No. 6,145,411 or of the scope of any of the claims contained therein or that the exercise of this LICENSE will result in the infringement of other patents. Neither LICENSOR nor its employees assume any liability whatsoever resulting from the exercise of this LICENSE.

         Nothing relating to the grant of this LICENSE, nor the grant itself, shall be construed to confer upon LICENSEE or any sublicensee hereunder or any other person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this LICENSE shall not be immunized from the operation of State or Federal law by reason of the source of the grant.

         Nothing contained in this LICENSE shall be interpreted to grant to LICENSEE any rights with respect

                                   ARTICLE VII
                                     Reports

         LICENSEE agrees to submit periodic reports on its efforts to achieve practical application of the licensed invention by 8/03 with particular reference to LICENSEE'S plan for development and marketing of the licensed invention submitted with LICENSEE'S application for license. These reports shall contain information within LICENSEE'S knowledge, or which it may acquire under normal business practices, pertaining to the commercial use being made of the licensed invention and other information which LICENSOR may determine is pertinent to Government licensing activities. LICENSEE agrees to submit such reports to LICENSOR semiannually until such time that the invention has been brought to the point of practical application.

                                  ARTICLE VIII
                          Modification and Termination

         This LICENSE may be terminated in whole or in part by LICENSOR, if:

         (1) LICENSOR determines that LICENSEE is not executing the plan submitted with the application for license dated 10/09/02 and LICENSEE cannot otherwise demonstrate to the satisfaction of LICENSOR that it has taken or can be expected to take within a reasonable time effective steps to achieve practical application of this licensed invention;

         (2) LICENSOR determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this LICENSE and such requirements are not reasonably satisfied by LICENSEE;

         (3) LICENSEE willfully made a false statement of or willfully omitted a material fact in its application for license or in any report required by this LICENSE; or

         (4) LICNESEE commits a substantial breach of a covenant or agreement herein contained.

         This LICENSE may be modified or terminated in whole or in part consistent with the law and applicable regulations upon mutual agreement of LICENSOR and LICENSEE evidenced in writing and signed by both parties.

         This LICENSE may be restricted to the fields of use or geographic areas, or both, in which the LICENSEE has brought the invention to practical application and continues to make the benefits of the invention reasonably accessible to the public. However, such restrictions may be made only after five
(5) years following the effective date of the LICENSE.

         LICENSEE may request modification of this LICENSE in writing sent to LICENSOR and stating the reasons therefore.

         Before modifying or terminating in whole or in part this LICENSE, other than by mutual agreement, LICENSOR shall furnish LICENSEE and each sublicensee a written notice of intention to modify or terminate in whole or in part this LICENSE, and LICENSEE and any sublicensee shall be allowed thirty (30) days after such notice or other agreed-upon time period, whichever is greater, to remedy any breach of any covenant or agreement set forth in this LICENSE or to show cause why this LICENSE should not be modified or terminated in whole or in part.

         Notwithstanding the provisions of Article II, LICENSEE and LICENSOR agree that this LICENSE shall automatically terminate on September 30 of any year if the minimum annual royalty due for the following calendar year, as expressed in Article IV of the LICENSE, is not timely paid. If however, the minimum annual royalty payment together with a surcharge of five hundred dollars ($500.00) is paid during the grace period before the following calendar year, then this LICENSE shall be considered as not having automatically terminated.

         LICENSEE has a right to appeal, in accordance with procedures prescribed by the Chief of Naval Research, any decision or determination concerning the interpretation, modification or termination in whole or in part of this LICENSE.

                                   ARTICLE IX
                            Officials Not to Benefit

         No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this LICENSE or to any benefit to arise thereupon.

                                    ARTICLE X
                                     Notice

         All communications and notices required under this LICENSE shall be considered duly given if timely mailed by U.S. Postal Service, first class, postage prepaid and addressed as follows:

         (a) if to LICENSOR:

                  Office of Counsel
                  Coastal Systems Station, Dahlgren Division
                  6703 W. Hwy. 98
                  Panama City, FL  32407-7001

         (b) if to LICENSEE:

                  Universal Guardian Corporation
                  2424 S.E. Bristol Suite 330
                  Newport Beach, CA  92660

                                   ARTICLE XI

                                  Sublicensing

         During the first five (5) years of this LICENSE, LICENSEE may grant, subject to the approval of LICENSOR, sublicenses under this LICENSE upon terms and conditions that LICENSEE may arrange provided that:

              a. Each sublicense shall be in writing and make reference to this LICENSE including the rights retained by LICENSOR under this LICENSE; and

              b. Each sublicense shall specify that it is granted pursuant to this LICENSE, that no provision shall be in derogation of or diminish any rights in this LICENSE and include the condition that the sublicense shall automatically be modified or terminated in whole or in part upon the modification or termination in whole or in part of this LICENSE; and

              c. Before any sublicense is granted by LICENSEE, the written approval of LICENSOR shall first be obtained for each sublicense; and

              d. Within thirty (30) days after the issuance or modification of any sublicense hereunder, LICENSEE shall furnish LICENSOR with a true and complete copy of the sublicense or any modification therof;

              e. The granting of any sublicense by LICENSEE shall in no way relieve LICENSEE from any of the requirements of this LICENSE. Any sublicense granted by LICENSEE that does not comply with the requirements of this Article XI is void.

                                   ARTICLE XII

                              Reservation of Rights

         LICENSOR reserves the right to require LICENSEE to and LICENSEE agrees to grant promptly sublicenses to responsible applicants on reasonable terms when necessary to fulfill health and safety needs of the public to the extent such needs are not being reasonably satisfied by LICENSEE and its sublicensees.

         This LICENSE is subject to the irrevocable, royalty-free right of the Government of the United States to practice and have practiced this licensed invention throughout the world by or on behalf of the United States and by or on behalf of any foreign government or intergovernmental or international organization pursuant to any existing or future treaty or agreement with the Government of the United States.

         This LICENSE is subject to any licenses in force at the time of the grant of this LICENSE.

                                  ARTICLE XIII

                                   Litigation

         LICENSOR does not by entering into this LICENSE transfer the property rights in the licensed invention, provided however, that during the period that this LICENSE is exclusive, LICENSEE has the right of enforcement of the licensed patent in the fields of use where exclusively licensed, at no cost to the Government, pursuant to the provisions of Chapter 29 of Title 35, United States Code, or other statutes.

         LICENSEE shall pay LICENSOR the lesser of (I) an amount equal to the royalty that would have been payable by LICENSEE in accordance with this LICENSE had the unlicensed entity been licensed by LICENSEE, or (II) one-half of the actual recovery after deduction of LICENSEE'S litigation costs and expenses. sublicense: and

         IN WITNES WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives.



                                        UNITED STATES OF AMERICA
                                        For the Secretary of the Navy

                                        By: /s/ Lyal B. Davidson
                                           ----------------------------------
                                           Lyal B. Davidson, CAPT, USN


                                        Title:
                                              --------------------------------
                                              COM NSWCDD

                                        Date: 12/19/02
                                              --------------------------------

                                        UNIVERSAL GUARDIAN CORPORATION

                                        By: /s/ Michael J. Skellern
                                           -----------------------------------
                                           Michael J. Skellern

                                        Title: CEO
                                               -------------------------------
                                               Chief Executive Officer

                                        Date: 29, November 2002
                                              --------------------------------

ATTEST: